Filed pursuant to Rule 433

Issuer Free Writing Prospectus

Supplementing Preliminary Prospectus Dated July 22, 2013

Registration Statement No. 333-189372

TearLab Corporation Announces Proposed Public Offering of Common Stock and Preliminary Second Quarter Financial and Operational Results

SAN DIEGO, CA, July 22, 2013 -- TearLab Corporation (NASDAQ:TEAR; TSX:TLB) (“TearLab” or “the Company”) announced today its intention to offer, subject to market and other conditions, shares of its common stock in an underwritten public offering. The Company currently estimates the size of the offering at $30.0 million, with an estimated additional $4.5 million subject to the underwriters’ over-allotment option described below. The Company expects to grant the underwriters a 30-day option to purchase up to an additional 15 percent of the shares of common stock offered in the public offering to cover over-allotments, if any. The proceeds of the offering will be used for commercialization of our products, research and development, working capital and other general corporate purposes.

Canaccord Genuity Inc. and Craig-Hallum Capital Group LLC are acting as joint book-running managers for the offering. Feltl and Company, Inc. and Roth Capital Partners, LLC are acting as co-managers.

TearLab intends to offer and sell these securities pursuant to its existing shelf registration statement (File No. 333-189372) filed with the Securities and Exchange Commission on June 17, 2013, as amended. A prospectus supplement describing the terms of the offering will be filed with the Securities and Exchange Commission and will form a part of the effective registration statement. Copies of the prospectus supplement and accompanying prospectus relating to the offering may be obtained, when available, by contacting the below book running managers at the following addresses:

Canaccord Genuity Inc.

Attention: Syndicate Department

99 High Street, 12th Floor

Boston, MA 02110

Telephone: (617) 371-3900

Email:USecm@canaccordgenuity.com

Craig-Hallum Capital Group LLC

222 South Ninth Street, Suite 350

Minneapolis, MN 55402

Telephone: 612-334-6300,

Email: jackmccarthy@craig-hallum.com

Additionally, TearLab also announced today certain preliminarily financial estimates, subject to completion of its quarterly financial closing procedures and review by its independent registered public accounting firm. TearLab estimates that total revenue for the quarter ended June 30, 2013 will be in the range of $3.4 million to $3.6 million. In addition, TearLab estimates that it booked orders for 569 TearLab® Osmolarity systems in the second quarter of 2013. Of these booked orders, 327 systems were under TearLab’s Masters Multi Unit Program, 221 were through its minimum use access programs, 6 represented direct orders and 15 orders originated outside the United States.

An electronic copy of the preliminary prospectus supplement and accompanying prospectus relating to the offering will be available on the website of the Securities and Exchange Commission at www.sec.gov.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities of TearLab, and shall not constitute an offer, solicitation or sale of any security in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About TearLab Corporation

TearLab Corporation (www.tearlab.com) is an in-vitro diagnostic company based in San Diego, California. TearLab is commercializing a proprietary tear testing platform, the TearLab® Osmolarity System, which enables eye care practitioners to test for highly sensitive and specific biomarkers using nanoliters of tear film at the point-of-care. TearLab Corporation’s common shares trade on the NASDAQ Capital Market under the symbol “TEAR” and on the Toronto Stock Exchange under the symbol “TLB”.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “intends,” “potential,” “possible” and similar expressions are intended to identify forward-looking statements. Forward-looking statements include statements relating to current estimates of revenue and orders for the quarter ended June 30, 2013 and expectations regarding the proposed offering and the use of proceeds from such offering. Forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from currently anticipated results. These forward-looking estimates are based on management’s current expectations, forecasts, and projections and are subject to risks and uncertainties that could cause actual results and events to differ materially from those stated in these forward-looking statements. In particular, TearLab has not completed its regular quarter-end financial closing procedures, and TearLab’s independent registered public accounting firm has not completed its review of TearLab’s financial statements. Completion of TearLab’s financial statements and the subsequent review by TearLab’s independent registered accounting firm could result in adjustments to the estimates provided today. Information on these and additional risks, uncertainties, and other information affecting TearLab’s business and operating results are contained in its Annual Report on Form 10-K for the year ended December 31, 2012, TearLab’s subsequent Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, and TearLab’s other filings with the Securities and Exchange Commission. These forward looking statements speak only as of the date hereof. TearLab disclaims any obligation to update these forward-looking statements except as required by law.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.

Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer will arrange to send you the prospectus if you request it by calling (858) 455-6006.